Exhibit 10.25

CUE HEALTH INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Cue Health Inc. (the “Company”) hereby grants the following performance-based restricted stock units pursuant to its 2021 Stock Incentive Plan.  The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of restricted stock units (“RSUs”) granted (“Total Grant”):

Vesting Schedule:

The RSUs will be subject to performance-based vesting as set forth on Attachment 1. All vesting is dependent on the Participant remaining an Eligible Participant, except as expressly provided herein.

Cue Health Inc.

Signature of Participant

By:
[Address on File with Company]		Name of Officer
Title:

Cue Health Inc.

Performance-Based Restricted Stock Unit Agreement
Incorporated Terms and Conditions

1.          Award of Restricted Stock Units. In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Performance-Based Restricted Stock Unit Agreement (this “Agreement” or the “Award Agreement”) and in the Company’s 2021 Stock Incentive Plan (the “Plan”), an award with respect to the number of restricted stock units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  Each RSU represents the right to receive one share of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

2.          Vesting; Settlement.  Vesting of the RSUs shall be contingent upon both the achievement of specified performance metrics and the Participant’s continued employment, as set forth in Attachment 1 hereto and the Vesting Schedule set forth in the Notice of Grant.  Any RSUs that have vested based on achievement of both the applicable performance metric and the continued employment requirements are referred to as “Vested RSUs.”  Any fractional shares resulting from the application of any percentages used in Attachment 1 shall be rounded down to the nearest whole number of RSUs.  Upon vesting of the RSUs, the Company will deliver to the Participant, for each Vested RSU, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7.  The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date (provided that if such vesting occurs prior to the expiration of the Lock-up Period (as defined below), the Common Stock will be delivered to the Participant not later than March 15 of the year following the year in which vesting occurs).

3.          Forfeiture of Unvested RSUs Upon Cessation of Employment.  Except as provided in Attachment 1, in the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation.  The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto.  The Participant shall be an “Eligible Participant” if he is an employee of the Company or any other entity the employees of which are eligible to receive awards of RSUs under the Plan.

4.          Restrictions on Transfer; Holding Period Requirement.

(a)          The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

(b)          The Participant shall not transfer any Common Stock delivered to the Participant upon vesting of any RSUs pursuant to Section 2, or any interest therein, for a period of one (1) year following the vesting date of such RSUs; provided, however, that the transfer restrictions in this Section 4(b) (i) shall only apply to the number of shares of Common Stock that the Participant continues to hold following the sale of shares by the Participant to satisfy any income and employment tax obligations associated with the vesting of the RSUs and (ii) shall terminate upon the earlier of (A) immediately prior to the occurrence of a Change in Control (as defined in Attachment 1) and (B) the date that the Participant ceases to an Eligible Participant as a result of the Participant’s death or Disability (as defined in Attachment 1).

5.          Rights as a Stockholder.  The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

6.          Provisions of the Plan.  Except to the extent set forth in Section 8(b), this Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.          Tax Matters.

(a)          Acknowledgments; No Section 83(b) Election.  The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting, settlement and/or disposition of the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to RSUs.

(b)          Withholding.  The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting or settlement of the RSUs, subject to the terms below. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and is otherwise permitted to do so under the Company’s insider trading policy, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation, provided, however, no shares of Common Stock may be sold pursuant to such executed Automatic Sale Instructions during the period beginning from the date of this Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus used to sell the Common Stock in the Company’s initial public offering (such period, the “Lock-up Period”).  If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, or if the sales of shares under the Automatic Sale Instructions would occur during the Lock-up Period, then  the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested or settled, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.  The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8.          Miscellaneous.

(a)          Section 409A.

(i)          The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”).  It is intended that each installment of shares of Common Stock that is deliverable pursuant to this Agreement upon vesting and settlement of the RSUs shall be treated as a separate “payment” for purposes of Section 409A.  The delivery of shares of Common Stock on the vesting or settlement of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(ii)          If, as of the date of the Participant’s “separation from service” from the Company, the Participant is a “specified employee” (each within the meaning of Section 409A), then each installment of shares of Common Stock that constitutes “nonqualified deferred compensation” within the meaning of Section 409A and that would, absent this paragraph, be delivered to the Participant pursuant to the terms of this Agreement within the six-month period following the Participant’s “separation from service” from the Company shall not be delivered until the date that is six months and one day after such separation from service (or, if earlier, the Participant’s death), with any such installments that are required to be delayed being accumulated during the six-month period and delivered on the date that is six months and one day following the Participant’s separation from service and any subsequent installments, if any, being delivered in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall only apply to the extent necessary to avoid the imposition of adverse taxation on the Participant in respect of the RSUs under Section 409A.

(iii)          Notwithstanding the foregoing, the Company shall have no liability to the Participant nor to any other person if the RSUs awarded pursuant to this Agreement are not exempt from, or compliant with, Section 409A.

(b)          Participant’s Acknowledgements.  The Participant acknowledges that he:  (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) notwithstanding Section 11(b) of the Plan, agrees that in accepting this award, he will be bound by any clawback policy that the Company has in place or may adopt in the future only to the extent such policy (A) is required by applicable law or stock exchange listing requirements or (B) is reasonably determined to be necessary and advisable by the Company’s board of directors (or the compensation committee thereof) in good faith based on market data and/or best practices.

(c)          Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)          Upon any vesting of RSUs pursuant to Section 2 hereof, provided that the date of such vesting occurs after the end of the Lock-up Period, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs, as applicable (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(b)          The Participant hereby appoints the Chief Executive Officer, Chief Financial Officer and the General Counsel, and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Participant’s Common Stock in accordance with this Schedule A.  The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(c)          The Participant represents to the Company that, as of the date hereof, he is not aware of any material nonpublic information about the Company or the Common Stock and is not otherwise prohibited, as of the date hereof, from entering into these Automatic Sale Instructions under the Company’s Insider Trading Policy.  The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

Participant Name:

Date: